APPENDIX B

Series of the Trust

Amended as of November 26 2012

Domestic Fee Schedule A	Domestic Fee Schedule B
Catalyst Large Cap Value Fund	Catalyst Value Fund
Catalyst/Groesbeck Growth of Income Fund	Catalyst Strategic Insider Fund
Catalyst/MAP Global Total Return Income Fund	Catalyst Insider Long/Short Fund
Catalyst/MAP Global Capital Appreciation Fund	Catalyst Insider Buying Fund
Catalyst/CP Core Equity Fund	Catalyst/SMH High Income Fund
Catalyst/CP World Equity Fund	Catalyst/SMH Total Return Income Fund
Catalyst/CP Focus Large Cap Fund	Catalyst Event Arbitrage Fund
Catalyst/CP Focus Mid Cap Fund	Catalyst/Lyons Tactical Core Fund
Day Hagan Tactical Allocation Fund of ETFs	Catalyst/Lyons Hedged Premium Return Fund
Listed Private Equity Plus Fund	Catalyst/Princeton Floating Rate Income Fund
Vista Capital Appreciation Fund	AmericaFirst Quantitative Strategies Fund
Signal Point Global Alpha Fund	AmericaFirst Absolute Return Fund
AmericaFirst Income Trends Fund
AmericaFirst Defensive Growth Fund
Camelot Premium Return Fund
SMH Representation Trust
Empiric Core Equity Fund
Eventide Gilead Fund
Eventide Healthcare and Life Sciences Fund
JAG Large Cap Growth Fund

Approved by:

Mutual Fund Series Trust

Huntington National Bank

/s/Jerry Szilagyi

/s/Kevin Speert

Jerry Szilagyi, Trustee

Kevin Speert, Vice President